EXHIBIT 99.1

OSG

OVERSEAS SHIPHOLDING GROUP, INC.	PRESS RELEASE

For Immediate Release

OVERSEAS SHIPHOLDING GROUP AND AKER SIGN NONBINDING SETTLEMENT PROPOSAL

New York – August 31, 2009 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced that it has signed a nonbinding settlement proposal with American Shipping Company ASA (AMSC) that seeks to settle all outstanding commercial disagreements between the two companies. The proposal is intended to resolve certain liquidity issues previously disclosed by Aker Philadelphia Shipyard ASA (AKPS), for AKPS to continue its 12-ship newbuild program. All 12 vessels have been chartered out to OSG, seven of which have delivered and are trading in the Jones Act market.

The proposal also provides for the dismissal with prejudice of all the claims in the arbitration among the parties and contains a number of provisions materially altering the prior agreements among the parties. The proposal is nonbinding and there can be no assurance that definitive agreements will be entered into. In addition, the proposal is subject to certain conditions precedent, including the receipt of third party approvals from various lenders and governmental authorities, the execution and delivery of satisfactory definitive documentation and the completion of satisfactory due diligence.

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About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil, petroleum products and gas in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Contact Information

For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.